UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: August 1, 2019

(Date of earliest event reported)

Intrepid Potash, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34025	26-1501877
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1001 17th Street, Suite 1050

Denver, Colorado 80202

(Address of principal executive offices and zip code)

(303) 296-3006

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, par value $0.001 per share	IPI	New York Stock Exchange

Indicate by checkmark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter)            ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01      Entry into a Material Definitive Agreement

Amended and Restated Revolving Credit Agreement

On August 1, 2019, Intrepid Potash, Inc. (“Intrepid”) and certain of its subsidiaries entered into an amended and restated secured revolving credit agreement with Bank of Montreal (“BMO”), as administrative agent, swing line lender, lead arranger and book runner, and a syndicate of other lenders party thereto from time to time (the “A&R Credit Agreement”).

The A&R Credit Agreement, which amends and restates Intrepid’s prior asset-based revolving credit agreement, provides for up to $75.0 million of revolving credit commitments that are not subject to availability of a borrowing base.  The A&R Credit Agreement also provides for a $7.5 million sublimit for the issuance of letters of credit and has an accordion feature that allows Intrepid to increase the available revolving commitments by up to $75.0 million upon the satisfaction of certain conditions.

The A&R Credit Agreement has a termination date of August 1, 2024.

Borrowings under the A&R Credit Agreement will bear interest, at Intrepid’s option, at the rate of either (i) the London interbank offered rate (“LIBOR”) plus an applicable margin ranging from 1.25% to 2.00% depending on Intrepid’s leverage ratio or (ii) a base rate plus an applicable margin ranging from 0.25% to 1.00% depending on Intrepid’s leverage ratio.  An unused fee is charged on the unused portion of the revolving commitments at a rate ranging from 0.10% to 0.25% depending on Intrepid’s leverage ratio.  Fees on letters of credit will accrue at the applicable margin for LIBOR loans time the daily maximum amount available to be drawn under such letters of credit.

The obligations under the A&R Credit Agreement are guaranteed by certain subsidiaries of Intrepid that entered into the A&R Credit Agreement as guarantors.  The obligations under the A&R Credit Agreement are secured, subject to customary exceptions, by first priority security interests on substantially all of the accounts receivable, inventory and other current assets of Intrepid and the subsidiary guarantors and second priority security interests on substantially all other assets of Intrepid and the subsidiary guarantors.

The A&R Credit Agreement contains customary affirmative covenants and representations.

The A&R Credit Agreement also contains customary negative covenants, which, among other things, and subject to certain exceptions, include restrictions on (i) indebtedness, (ii) liens, (iii) investments, (iv) fundamental changes, (v) dispositions, (vi) restricted payments, (vii) change in nature of business, (viii) transactions with affiliates, (ix) burdensome agreements, (x) use of proceeds, (xi) prepayment of indebtedness, (xii) amendments to material agreements, (xiii) creation of new subsidiaries, (xiv) sale and leaseback transactions, (xv) modifications to organizational documents, (xvi) certain activities of immaterial subsidiaries, (xvii) violations of anti-money laundering and terrorism laws and regulations, and (xviii) violations of economic sanctions laws and regulations.

The A&R Credit Agreement contains certain financial covenants that require Intrepid to maintain a consolidated fixed charge coverage ratio of not less than 1.20 to 1.00 and a consolidated total leverage ratio of no more than 3.25 to 1.00 as of the last day of each four fiscal quarter period of Intrepid. The A&R Credit Agreement contains customary events of default, subject to customary thresholds and exceptions, including, among other things, (i) non-payment of principal and non-payment of interest and fees, (ii) a material inaccuracy of a representation or warranty at the time made, (iii) a failure to comply with any covenant, subject to customary grace periods in the case of certain affirmative covenants, (iv) cross defaults to other material debt, (v) certain ERISA events, (vi) a change of control, and (vii) bankruptcy or insolvency proceedings.

The description set forth above is qualified in its entirety by the A&R Credit Agreement, a copy of which is filed as Exhibit 10.1 to this report and incorporated by reference into this Item 1.01.

Item 2.03              Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this item and contained in Item 1.01 above in this Form 8-K is incorporated by reference to this Item 2.03.

Item 9.01              Financial Statements and Exhibits

(d)  Exhibits.

Exhibit No.	Exhibit
10.1

Amended and Restated Credit Agreement, dated as of August 1, 2019, by and among Intrepid Potash, Inc., the subsidiaries party thereto, Bank of Montreal, as administrative agent, swing line lender, lead arranger, and book runner, and the lenders party thereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

INTREPID POTASH, INC.

Dated: August 1, 2019	By:	/s/ Margaret E. McCandless
Margaret E. McCandless
Vice President, General Counsel, and Secretary